Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genpact Limited:

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-4 No 333-225425 of Genpact Limited of our report dated March 1, 2018 (except for Note 31, as to which the date is May 31, 2018), with respect to the consolidated balance sheets of Genpact Limited (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income (loss), equity, and cash flows for each of the years in the three year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Current Report on Form 8-K dated June 4, 2018, and of our report dated March 1, 2018 relating to the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appears in the December 31, 2017 annual report on Form 10-K of Genpact Limited, and to the reference to us under the heading “Experts” in the prospectus, which is part of the registration statement.

Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that Genpact Limited acquired LeaseDimensions, Inc., RAGE Frameworks, Inc. and its subsidiary, BrightClaim LLC and associated companies, Image processing business of Fiserv Solutions of Australia Pty Ltd., OnSource, LLC and TandemSeven, Inc. and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, LeaseDimensions, Inc.’s, RAGE Frameworks, Inc. and its subsidiary’s, BrightClaim LLC and associated companies’, Image processing business of Fiserv Solutions of Australia Pty Ltd’s, OnSource, LLC’s, and TandemSeven, Inc.’s internal control over financial reporting associated with total assets of $ 278,569 thousands (of which $ 258,432 thousands represent goodwill and intangible assets included within the scope of the assessment) and total revenues of $ 94,456 thousands included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of LeaseDimensions, Inc., RAGE Frameworks, Inc. and its subsidiary, BrightClaim LLC and associated companies, Image processing business of Fiserv Solutions of Australia Pty Ltd., OnSource, LLC and TandemSeven, Inc.

/s/ KPMG
Gurugram, Haryana, India
June 20, 2018